EXHIBIT 3.4
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MILAGRO MEZZ, INC.
     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), Milagro Mezz, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
ARTICLE ONE
     The name of the Corporation is Milagro Mezz, Inc.
ARTICLE TWO
     This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on February 15, 2011 and by the stockholders of the Corporation on February 15, 2011.
ARTICLE THREE
     The first Article to the Certificate of Incorporation of the Corporation is deleted and replaced in its entirety as follows:
“ARTICLE 1
NAME
     Section 1.1 Name. The name of the corporation is Milagro Oil & Gas, Inc. (the “Corporation”).”
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the duly authorized Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 15th day of February, 2011.

MILAGRO MEZZ, INC.
By:	/s/ James G. Ivey
	Name:	James G. Ivey
	Title:	Chief Executive Officer

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